Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Matthew E. Garth	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Second Quarter 2009 Results – Solid Cash Performance

Highlights:

•	$328 million cash from operations, a $599 million improvement from 1Q09.

•	Free cash flow improvement of $652 million from 1Q09.

•	Performed well against every operational cash sustainability target.

•	Loss from continuing operations of $312 million, or $0.32 per share, a $168 million improvement over 1Q09.

•	Excluding restructuring, loss was $256 million, or $0.26 per share.

•	Revenues of $4.2 billion, up 2% from 1Q09, but down 41% from 2Q08 on economic downturn and 49% drop in metal price.

•	Strong liquidity with $851 million of cash on hand.

•	Debt-to-Capital ratio down 80 basis points from 1Q09 to 39.8%.

NEW YORK, NY – July 8, 2009 – Alcoa (NYSE: AA) today announced it generated cash from operations in the second quarter of 2009 of $328 million, a $599 million improvement from the first quarter. This improvement was driven by the Company’s wide-ranging financial and operational initiatives to reduce costs, increase cash, and strengthen its balance sheet.

The second quarter of 2009 showed a loss from continuing operations of $312 million, or $0.32 per share. Excluding restructuring charges, the loss was $256 million, or $0.26 per share. The loss from continuing operations showed a $168 million improvement in the second quarter of 2009 compared with the first quarter loss from continuing operations of $480 million, or $0.59 per share. Earnings from continuing operations in the second quarter of 2008 were $553 million, or $0.67 per share.

Revenues for the quarter were $4.2 billion, a two percent increase from the first quarter of 2009, but a decrease from the $7.2 billion in the second quarter of 2008, as a result of the impact of lower metal prices and the Company’s curtailment of aluminum and alumina production in response to reduced demand. The average price of aluminum on the London Metal Exchange in the second quarter of 2009 was $1,485 per metric ton (mt), a nine percent increase from the first quarter of 2009, but a 49 percent decrease from the second quarter of 2008. The economic downturn has affected most of Alcoa’s end markets – automotive, commercial transportation, building and construction, and aerospace.

“Our cash generation initiatives, productivity improvements, and portfolio changes are working. Now Alcoa has the staying power and reduced cost base to withstand the most serious downturn in the history of the aluminum industry,” said Klaus Kleinfeld, Alcoa President and Chief Executive Officer. “Our operational and financial initiatives also provide Alcoa with the focus and flexibility to compete and grow in the most profitable segments of the industry as the economy recovers.”

The Company has achieved approximately $1.0 billion in procurement savings through the first half of the year, or approximately two-thirds of the full year target. Overhead savings year-to-date are approximately $270 million, or 134 percent of the full year target for 2009. And, rigorous management of working capital has generated $680 million in cash, or 85 percent of the 2009 target of $800 million.

Capital expenditures in the quarter were $418 million and are on target to reach the 2009 goal of a nearly 50 percent reduction from 2008; the capital plan for 2010 calls for a further 50 percent reduction to $850 million. The Juruti bauxite mine in Brazil and the Alumar alumina refining upgrade and expansion are both in the process of being commissioned. First shipment of bauxite from Juruti is expected to occur within the next ninety days. The Alumar refinery has already begun to produce its first alumina and is on target for ramp-up to full production during the second half of the year. The upgrade and expansion project will increase the output of the refinery from approximately 1.5 million mt to a total production capacity of 3.5 million mt per year for the Alumar consortium.

The Company’s debt-to-capital ratio stood at 39.8 percent at the end of the quarter, an 80 basis point reduction from the first quarter of 2009. Free cash flow in the quarter was a negative $90 million, but was a $652 million improvement from the first quarter of 2009. As the Company continues to implement its cash generation programs, it finished the quarter with $851 million of cash on hand.

Discontinued operations for the second quarter of 2009 had a loss of $142 million, or $0.15 per share, primarily reflecting the impact of exiting the electrical and electronics solutions business, which was completed in June. The first quarter of 2009 had a loss of $17 million, or $0.02 per share.

The second quarter of 2009 had a net loss of $454 million, or $0.47 per share, compared with a net loss for the first quarter of 2009 of $497 million, or $0.61 per share. Net income in the second quarter of 2008 was $546 million, or $0.66 per share.

Revenues for the first half of 2009 were $8.4 billion, compared to $14.2 billion in the first half of 2008. For the first half of 2009, income from continuing operations showed a loss of $792 million, or $0.89 per share, compared with income of $852 million, or $1.03 per share, in the first half of 2008. The first half of 2009 showed a net loss of $951 million, or $1.06 per share, compared to net income of $849 million, or $1.03 per share, in the first half of 2008.

Segment Results

Alumina

After-tax operating income (ATOI) was a loss of $7 million, a decrease of $42 million from the prior quarter. Production declined 136 thousand mt, or four percent sequentially, mainly due to curtailments at Point Comfort and Suriname. Unfavorable currency and lower LME-based pricing was partially offset by productivity gains.

Primary Metals

ATOI was a loss of $178 million, an improvement of $34 million from the prior quarter, which included a non-cash gain related to the Orkla ASA exchange of $112 million. Realized pricing increased six percent, or $100 per mt sequentially. Benefits from productivity gains more than offset the impact of unfavorable currency. Production increased by 26 thousand mt in the quarter due to record production in Iceland as well as the addition of the Norway smelters, which more than offset the effects of the Tennessee and Massena East curtailments.

Flat-Rolled Products

ATOI was a loss of $35 million, an improvement of $26 million from the prior quarter. Revenues declined five percent sequentially driven by significant volume declines in all end markets except automotive and packaging. Benefits from productivity gains more than offset the impacts of unfavorable currency and volume declines in all other markets.

Engineered Products and Solutions

ATOI was $88 million, a decrease of $7 million or seven percent from the prior quarter. Weakening conditions in the aerospace and building and construction markets were partially offset by productivity gains. Revenues declined six percent from the prior quarter due to weak end markets. This segment was expanded to include the hard alloy extrusions business which had previously been included in the Flat-Rolled Products segment.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on July 8, 2009 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation, and industrial markets, bringing design, engineering, production, and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland, and has been a member of the Dow Jones Sustainability Index for seven consecutive years. Alcoa employs approximately 63,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and, as such, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance, or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, industrial gas turbine, and other markets; (c) Alcoa’s inability to mitigate impacts from energy supply interruptions or from increased energy, transportation, and raw materials costs or other cost inflation; (d) Alcoa’s inability to achieve the level of cash generation, return on capital improvement, cost savings, or earnings or revenue growth anticipated by management in connection with its restructuring, portfolio streamlining, and liquidity strengthening actions; (e) Alcoa’s inability to complete its Brazilian growth projects and portfolio streamlining projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health, and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarter ended March 31, 2009, and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited) (a)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30, 2008 (b)	March 31, 2009	June 30, 2009
Sales	$7,245	$4,147	$4,244

Cost of goods sold (exclusive of expenses below)	5,723	4,143	3,966
Selling, general administrative, and other expenses	298	244	240
Research and development expenses	61	41	38
Provision for depreciation, depletion, and amortization	317	283	317
Restructuring and other charges	—	69	82
Interest expense	87	114	115
Other (income) expenses, net	(96)	30	(89)

Total costs and expenses	6,390	4,924	4,669

Income (loss) from continuing operations before income taxes	855	(777)	(425)
Provision (benefit) for income taxes	232	(307)	(108)

Income (loss) from continuing operations	623	(470)	(317)
Loss from discontinued operations	(7)	(17)	(142)

Net income (loss)	616	(487)	(459)

Less: Net income (loss) attributable to noncontrolling interests	70	10	(5)

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$546	$(497)	$(454)

Amounts attributable to Alcoa common shareholders:
Income (loss) from continuing operations	$553	$(480)	$(312)
Loss from discontinued operations	(7)	(17)	(142)

Net income (loss)	$546	$(497)	$(454)

Earnings (loss) per share attributable to Alcoa common shareholders:
Basic:
Income (loss) from continuing operations	$0.68	$(0.59)	$(0.32)
Loss from discontinued operations	(0.01)	(0.02)	(0.15)

Net income (loss)	$0.67	$(0.61)	$(0.47)

Diluted:
Income (loss) from continuing operations	$0.67	$(0.59)	$(0.32)
Loss from discontinued operations	(0.01)	(0.02)	(0.15)

Net income (loss)	$0.66	$(0.61)	$(0.47)

Average number of shares used to compute:
Basic earnings per common share	815,990,095	816,743,426	974,279,655
Diluted earnings per common share	825,387,079	816,743,426	974,279,655

Shipments of aluminum products (metric tons)	1,407,000	1,175,000	1,288,000

(a)	On January 1, 2009, Alcoa adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.
(b)	The Statement of Consolidated Operations for the quarter ended June 30, 2008 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued (a)

(in millions, except per-share, share, and metric ton amounts)

	Six months ended
	June 30,
	2008 (c)	2009
Sales	$14,243	$8,391

Cost of goods sold (exclusive of expenses below)	11,250	8,109
Selling, general administrative, and other expenses	619	484
Research and development expenses	124	79
Provision for depreciation, depletion, and amortization	631	600
Restructuring and other charges	38	151
Interest expense	186	229
Other income, net	(38)	(59)

Total costs and expenses	12,810	9,593

Income (loss) from continuing operations before income taxes	1,433	(1,202)
Provision (benefit) for income taxes	444	(415)

Income (loss) from continuing operations	989	(787)
Loss from discontinued operations	(3)	(159)

Net income (loss)	986	(946)

Less: Net income attributable to noncontrolling interests	137	5

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$849	$(951)

Amounts attributable to Alcoa common shareholders:
Income (loss) from continuing operations	$852	$(792)
Loss from discontinued operations	(3)	(159)

Net income (loss)	$849	$(951)

Earnings (loss) per share attributable to Alcoa common shareholders:
Basic:
Income (loss) from continuing operations	$1.04	$(0.89)
Loss from discontinued operations	—	(0.17)

Net income (loss)	$1.04	$(1.06)

Diluted:
Income (loss) from continuing operations	$1.03	$(0.89)
Loss from discontinued operations	—	(0.17)

Net income (loss)	$1.03	$(1.06)

Average number of shares used to compute:
Basic earnings per common share	817,218,002	895,919,914
Diluted earnings per common share	825,598,896	895,919,914

Common stock outstanding at the end of the period	815,303,690	974,286,776

Shipments of aluminum products (metric tons)	2,764,000	2,463,000

(c)	The Statement of Consolidated Operations for the six months ended June 30, 2008 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2008	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$762	$851
Receivables from customers, less allowances of $65 in 2008 and $72 in 2009	1,883	1,611
Other receivables	708	1,246
Inventories	3,238	2,493
Fair value of hedged aluminum	586	199
Prepaid expenses and other current assets	973	1,059

Total current assets	8,150	7,459

Properties, plants, and equipment	31,301	33,844
Less: accumulated depreciation, depletion, and amortization	13,846	14,811

Properties, plants, and equipment, net	17,455	19,033

Goodwill	4,981	5,032
Investments	1,915	850
Deferred income taxes	2,688	2,594
Other assets	2,386	2,526
Assets held for sale	247	176

Total assets	$37,822	$37,670

LIABILITIES
Current liabilities:
Short-term borrowings	$478	$663
Commercial paper	1,535	100
Accounts payable, trade	2,518	1,838
Accrued compensation and retirement costs	866	825
Taxes, including income taxes	378	363
Fair value of derivative contracts	461	199
Other current liabilities	987	952
Long-term debt due within one year	56	115

Total current liabilities	7,279	5,055

Long-term debt, less amount due within one year	8,509	9,387
Accrued pension benefits	2,941	2,855
Accrued postretirement benefits	2,730	2,723
Other noncurrent liabilities and deferred credits	1,580	1,659
Deferred income taxes	321	387
Liabilities of operations held for sale	130	64

Total liabilities	23,490	22,130

EQUITY (d)
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	925	1,097
Additional capital	5,850	6,601
Retained earnings	12,400	11,281
Treasury stock, at cost	(4,326)	(4,272)
Accumulated other comprehensive loss	(3,169)	(1,986)

Total Alcoa shareholders’ equity	11,735	12,776

Noncontrolling interests	2,597	2,764

Total equity	14,332	15,540

Total liabilities and equity	$37,822	$37,670

(d)	On January 1, 2009, Alcoa adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests and that a company present such noncontrolling interests as equity for all periods presented.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited) (e)

(in millions)

	Six months ended June 30,
	2008 (f)	2009
CASH FROM OPERATIONS
Net income (loss)	$986	$(946)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	631	600
Deferred income taxes	(183)	(22)
Equity (income) loss, net of dividends	(46)	16
Restructuring and other charges	38	151
Gains from investing activities – asset sales	(8)	(17)
Provision for doubtful accounts	4	9
Loss from discontinued operations	3	159
Stock-based compensation	70	53
Excess tax benefits from stock-based payment arrangements	(15)	—
Other	2	105
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) decrease in receivables	(209)	428
(Increase) decrease in inventories	(349)	942
(Increase) decrease in prepaid expenses and other current assets	(124)	114
Increase (decrease) in accounts payable, trade	210	(690)
(Decrease) in accrued expenses	(219)	(280)
Increase (decrease) in taxes, including income taxes	54	(479)
Pension contributions	(67)	(69)
(Increase) in noncurrent assets	(66)	(133)
Increase in noncurrent liabilities	9	112
(Increase) decrease in net assets held for sale	(1)	14

CASH PROVIDED FROM CONTINUING OPERATIONS	720	67
CASH USED FOR DISCONTINUED OPERATIONS	(1)	(10)

CASH PROVIDED FROM OPERATIONS	719	57

FINANCING ACTIVITIES
Net change in short-term borrowings	30	189
Net change in commercial paper	343	(1,435)
Additions to long-term debt	432	905
Debt issuance costs	(6)	(17)
Payments on long-term debt	(190)	(23)
Proceeds from exercise of employee stock options	176	—
Excess tax benefits from stock-based payment arrangements	15	—
Issuance of common stock	—	876
Repurchase of common stock	(605)	—
Dividends paid to shareholders	(280)	(168)
Dividends paid to noncontrolling interests	(117)	(79)
Contributions from noncontrolling interests	299	253

CASH PROVIDED FROM FINANCING ACTIVITIES	97	501

INVESTING ACTIVITIES
Capital expenditures	(1,533)	(884)
Capital expenditures of discontinued operations	(11)	(5)
Acquisitions, net of cash acquired (g)	(276)	15
Acquisitions of noncontrolling interests	(94)	—
Proceeds from the sale of assets and businesses (h)	2,636	(78)
Additions to investments (i)	(1,237)	4
Sales of investments	5	506
Net change in short-term investments and restricted cash	(2)	(50)
Other	(18)	(5)

CASH USED FOR INVESTING ACTIVITIES	(530)	(497)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	46	28

Net change in cash and cash equivalents	332	89
Cash and cash equivalents at beginning of year	483	762

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$815	$851

(e)	On January 1, 2009, Alcoa adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests for all periods presented.

(f)	The Statement of Consolidated Cash Flows for the six months ended June 30, 2008 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to held for sale and discontinued operations and the Global Foil and Transportation Products Europe businesses to held for sale, all of which occurred in the fourth quarter of 2008.
(g)	Acquisitions, net of cash acquired for the six months ended June 30, 2009 is a cash inflow as this line item includes cash acquired in the exchange of Alcoa’s 45.45% stake in the Sapa AB joint venture for Orkla ASA’s 50% stake in the Elkem Aluminium ANS joint venture, which was completed on March 31, 2009.
(h)	Proceeds from the sale of assets and businesses for the six months ended June 30, 2009 is a cash outflow as this line item includes cash paid to Platinum Equity related to the divestiture of the Electrical and Electronic Solutions’ wire harness and electrical distribution business, which was completed on June 15, 2009 with an effective date of June 1, 2009.
(i)	Additions to investments for the six months ended June 30, 2009 is a cash inflow as this line item includes the return of a portion of the contributions made in prior periods related to one of Alcoa Alumínio’s hydroelectric power projects. All contributions related to this project were originally presented as cash outflows in Additions to investments in the appropriate periods.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q08	2Q08	3Q08	4Q08	2008	1Q09	2Q09
Alumina:
Alumina production (kmt)	3,870	3,820	3,790	3,776	15,256	3,445	3,309
Third-party alumina shipments (kmt)	1,995	1,913	2,010	2,123	8,041	1,737	2,011
Third-party sales	$680	$717	$805	$722	$2,924	$430	$441
Intersegment sales	$667	$766	$730	$640	$2,803	$384	$306
Equity income	$2	$2	$2	$1	$7	$2	$1
Depreciation, depletion, and amortization	$74	$67	$68	$59	$268	$55	$67
Income taxes	$57	$67	$91	$62	$277	$(1)	$(21)
After-tax operating income (ATOI)	$169	$190	$206	$162	$727	$35	$(7)

Primary Metals:
Aluminum production (kmt)	995	1,030	1,011	971	4,007	880	906
Third-party aluminum shipments (kmt)	665	750	704	807	2,926	683	779
Alcoa’s average realized price per metric ton of aluminum	$2,801	$3,058	$2,945	$2,125	$2,714	$1,567	$1,667
Third-party sales	$1,877	$2,437	$2,127	$1,580	$8,021	$844	$1,146
Intersegment sales	$1,105	$1,108	$1,078	$636	$3,927	$393	$349
Equity income (loss)	$9	$10	$1	$(18)	$2	$(30)	$4
Depreciation, depletion, and amortization	$124	$128	$131	$120	$503	$122	$139
Income taxes	$116	$131	$29	$(104)	$172	$(147)	$(119)
ATOI	$307	$428	$297	$(101)	$931	$(212)	$(178)

Flat-Rolled Products (1):
Third-party aluminum shipments (kmt)	589	571	562	499	2,221	442	448
Third-party sales	$2,336	$2,363	$2,343	$1,924	$8,966	$1,510	$1,427
Intersegment sales	$66	$65	$52	$35	$218	$26	$23
Depreciation, depletion, and amortization	$55	$59	$51	$51	$216	$52	$55
Income taxes	$18	$20	$18	$(21)	$35	$—	$(1)
ATOI	$33	$48	$22	$(106)	$(3)	$(61)	$(35)

Engineered Products and Solutions (1), (2):
Third-party aluminum shipments (kmt)	69	69	63	56	257	41	50
Third-party sales	$1,551	$1,660	$1,596	$1,392	$6,199	$1,270	$1,194
Depreciation, depletion, and amortization	$42	$41	$41	$41	$165	$40	$46
Income taxes	$60	$75	$60	$27	$222	$46	$40
ATOI	$148	$172	$140	$73	$533	$95	$88

Packaging and Consumer (3):
Third-party aluminum shipments (kmt)	19	—	—	—	19	—	—
Third-party sales	$497	$19	$—	$—	$516	$—	$—
Depreciation, depletion, and amortization	$—	$—	$—	$—	$—	$—	$—
Income taxes	$10	$—	$—	$—	$10	$—	$—
ATOI	$11	$—	$—	$—	$11	$—	$—

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	1Q08	2Q08	3Q08	4Q08	2008	1Q09	2Q09
Reconciliation of ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI	$668	$838	$665	$28	$2,199	$(143)	$(132)
Unallocated amounts (net of tax):
Impact of LIFO	(31)	(44)	(5)	73	(7)	29	39
Interest income	9	12	10	4	35	1	8
Interest expense	(64)	(57)	(63)	(81)	(265)	(74)	(75)
Noncontrolling interests (4)	(67)	(70)	(84)	—	(221)	(10)	5
Corporate expense	(82)	(91)	(77)	(78)	(328)	(71)	(70)
Restructuring and other charges	(30)	(1)	(25)	(637)	(693)	(46)	(56)
Discontinued operations	4	(7)	(38)	(262)	(303)	(17)	(142)
Other	(104)	(34)	(115)	(238)	(491)	(166)	(31)

Consolidated net income (loss) attributable to Alcoa	$303	$546	$268	$(1,191)	$(74)	$(497)	$(454)

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	In the second quarter of 2009, management approved the movement of Alcoa’s hard alloy extrusions business from the Flat-Rolled Products segment to the Engineered Products and Solutions segment. This move was made to capture market, customer, and manufacturer synergies through the combination of the hard alloy extrusions business with the power and propulsion forgings business. Prior period amounts were reclassified to reflect this change.
(2)	Prior period segment information for Engineered Products and Solutions was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.
(3)	On February 29, 2008, Alcoa completed the sale of its packaging and consumer businesses to Rank Group Limited. The Packaging and Consumer segment no longer contains any operations.
(4)	On January 1, 2009, Alcoa adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests for all periods presented.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions, except per-share amounts)

Adjusted Loss

	Quarter ended June 30, 2009
	Loss	Loss per share
Net loss attributable to Alcoa	$(454)	$(0.47)

Loss from discontinued operations	(142)

Loss from continuing operations attributable to Alcoa	(312)	(0.32)

Restructuring and other charges	56

Loss from continuing operations attributable to Alcoa – as adjusted	$(256)	(0.26)

Loss from continuing operations attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges. There can be no assurances that additional restructuring and other charges will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Loss from continuing operations attributable to Alcoa determined under GAAP as well as Loss from continuing operations attributable to Alcoa – as adjusted.

Free Cash Flow

	Quarter ended
	March 31, 2009	June 30, 2009	Change
Cash from operations	$(271)	$328	$599

Total capital expenditures	(471)	(418)	53

Free cash flow	$(742)	$(90)	$652

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.